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                      SECURITITES AND EXCHANGE COMMISSION

                              Washington DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 21, 1996

                         Celestial Ventures Corporation
                Exact name of registrant as specified in charter

            Nevada                      33-12613 NY              22-2814206
(State or other jurisdiction)     (Commission File Number)     (IRS Employer
                                                             Identification No.)

382 Route 59, Section 310, Monsey, New York                         10952
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number,
including area code (914) 369-0132


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Item 2.           Acquisition or Disposition of Assets.

Acquisition or Disposition of Assets.

         On November 21, 1996, the Registrant, effective October 1, 1996, sold all of the issued and outstanding capital stock (the "Shares") of its wholly-owned subsidiary, Remarkable Office Products, Inc. (hereinafter "Remarkable"), to Dynamic Products Corp. (the "Purchaser"), for $1,406,250.00. Remarkable is in the business of marketing re-markable wall calendars and office posters. The assets of Remarkable included equipment, inventory, and accounts receivable. The consideration paid to the Registrant was as follows:
(i) repayment of intercompany balance due to Remarkable as of November 20, 1996 of $106,450.85; (ii) payment on November 21, 1996, of $43,539.15 in cash; (iii)
a promissory note for $450,000.00 due February 21, 1997, payment of which was extended until March 21, 1997; and (iv) assumption of certain liabilities of the Registrant totaling $806,250.00. The Registrant realized a gain of $354,250.00 on the sale. The purchase price of Remarkable was determined in the manner of an arms length transaction, The principles followed by the parties in determining the consideration were as follows: Shares of Remarkable were valued at book value, and the repayment of intercompany balance on November 20, 1996, the cash payment on November 21, 1996, the note payable due on March 21, 1997, and the assumption of certain liabilities of the Registrant were each calculated at cash value. An officer, director, and stockholder of the Purchaser is also the President and Chairman of the Board of Directors and a stock holder of the Registrant. The transaction was approved and ratified by the Registrant's Board of Directors in accordance with Nevada corporate law.

Item 7.           Financial Statements and Exhibits

( c )    Exhibits (numbered in accordance with Item 603 of Regulation S-B).

(2) Stock Purchase Agreement by and between Dynamic Products Corp. and the Registrant, dated November 21, 1996.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               CELESTIAL VENTURES CORPORATION
                                                          (Registrant)

Dated:  April 4, 1997         By:  /s/  Irwin Schneidmill
                                  ------------------------------
                                  Irwin Schneidmill, President